VSE CORPORATION

     2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                            Notice of 2004
                            Annual Meeting of
                            Stockholders and
                            Proxy Statement


Fellow Stockholders:
     You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Monday, May 3, 2004, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

     At the meeting we will also review the activities of the company during the past year and its current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

     To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important.

     Please note the location for this meeting. The VSE Corporation Building is located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, just off I-95/I-495 at Exit 176 (Telegraph Road - South). The building is also within walking distance of the Huntington Avenue Metro Station (Yellow Line), using the Lower Level exit to Huntington Avenue.

                            Very truly yours,

                            VSE CORPORATION


                            /s/ D. M. Ervine

                            D. M. Ervine
                            Chairman, President, CEO and COO

April 2, 2004

VSE CORPORATION
   2550 Huntington Avenue, Alexandria, Virginia 22303-1499


           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON MAY 3, 2004

To the Stockholders of VSE Corporation:

     Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Monday, May 3, 2004, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

     1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as VSE's independent certified public accountants for the year ending December 31, 2004;

     3. To approve the adoption of the VSE Corporation 2004 Stock Option
        Plan;

     4. To approve the adoption of the VSE Corporation 2004 Directors Stock Plan; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only record holders of VSE common stock as of the close of business on March 19, 2004, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

     The VSE Corporation 2003 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

     Even if you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed STAMPED envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.

                              By Order of the Board of Directors

                              /s/ C. S. Weber

                              C. S. Weber, Secretary
April 2, 2004
                        VSE CORPORATION

                        PROXY STATEMENT
                 Annual Meeting of Stockholders
                   to be held on May 3, 2004



                          INTRODUCTION
General

     This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by VSE's board of directors (the "Board") for use at VSE's annual meeting of stockholders to be held on Monday, May 3, 2004, commencing at 10:00 a.m., Washington, D.C. time, at the VSE Corporation Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof for the purposes specified in the accompanying notice of meeting (the "Meeting").

     The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is
(703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being sent or given to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 2, 2004.

     The close of business on March 19, 2004, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of VSE's outstanding common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 19, 2004, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business at the Meeting. As of the close of business on March 19, 2004, there were 2,218,886 shares of Stock outstanding and approximately 290 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 19, 2004, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

     All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted as recommended by the Board, including for (a) the election as VSE directors of the eight nominees listed below under "Election of Directors," (b) the ratification of the appointment of Ernst & Young LLP as VSE's independent certified public accountants for the year ending December 31, 2004 as discussed below under Item 2; (c) the adoption of the VSE Corporation 2004 Stock Option Plan, as discussed below under Item 3; and (d) the adoption of the VSE Corporation 2004 Directors Stock Plan, as discussed below under Item 4.

     Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will be included in determining the presence of a quorum, but will not be entitled to be voted with respect to such matter.

     As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

     A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Stock as of March 19, 2004 based on VSE records, information filed with the Securities and Exchange Commission (the "SEC"), and information provided to VSE. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

                                        Shares beneficially     Percent of
Name of Beneficial Owner                       owned              class
-------------------------               -------------------     ----------

Certain Beneficial Owners
-------------------------
VSE Corporation Employee
  ESOP/401(k) Plan (a)                       310,448              14.0%

Non-employee Directors
----------------------
Clifford M. Kendall (b)                       27,515               1.2%
Calvin S. Koonce (b) (c)                     522,764              23.5%
James F. Lafond (b)                              457               *
David M. Osnos (b)                             5,375               *
Jimmy D. Ross (b)                              9,615               *
Bonnie K. Wachtel (b)                         32,433               1.5%

Executive Officers and Other Directors
--------------------------------------
Thomas G. Dacus (b)                            3,345               *
Donald M. Ervine (b)                         107,724               4.7%
Robert J. Kelly (b)                            2,500               *
James M. Knowlton (b)                         55,874               2.5%
Thomas R. Loftus (b)                          22,024               1.0%
Craig S. Weber (b)                            77,060               3.4%

Group
-----
Directors, Nominees, and
  Executive Officers as a group
  (12 persons) (b) (d)                       866,686              36.9%

*    Represents less than one percent.

(a) These shares are held in trust for the benefit of the ESOP/401(k) Plan participants. Two VSE officers serve as Plan trustees. The Plan participants have voting power over 247,712 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 62,736 shares. The mailing address for the ESOP/401(k) Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(b) Includes the following number of shares of Stock which the non-employee directors, executive officers, other directors, and all directors, nominees, and executive officers as a group (12 persons) have the right to purchase pursuant to the exercise of stock options which are exercisable within the next 60 days: Clifford M. Kendall 1,688, James F. Lafond 188, each of Calvin S. Koonce, David M. Osnos, Jimmy D. Ross, and Bonnie K. Wachtel 2,625, Thomas G. Dacus 3,250, Donald M. Ervine 53,000, Robert J. Kelly 2,500, James M. Knowlton 26,375, Thomas R. Loftus 14,125,
     Craig S. Weber 18,750, and all directors, nominees, and executive officers as a group (12 persons) 130,376.

(c) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Includes 57,650 shares held in brokerage accounts for which Mr. Koonce has discretionary authority.

(d) The group consists of 12 persons. The 866,686 shares beneficially owned include 62,736 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE officers and directors and persons who own more than 10% of VSE's Stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all persons subject to the reporting requirements of Section 16(a) filed their reports on a timely basis, except that one Form 3 reporting no holdings of VSE Stock for James F. Lafond, who was appointed a VSE director on September 2, 2003, was inadvertently not filed until November 17, 2003.

                               Item No. 1
                               ----------
                         ELECTION OF DIRECTORS

Nominees

     At the Meeting, stockholders will elect, by a plurality of the votes cast, eight VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders, except for James F. Lafond who was appointed by the Board on September 2, 2003. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

     The eight nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation                               Age   Director since
-----------------------------                               ---   --------------
David M. Osnos                                               72        1968
Of counsel (previously senior partner) at Arent Fox PLLC, attorneys-at-law (for more than the past five years);
also a director of EastGroup Properties, Inc., and Washington Real Estate Investment Trust.

Donald M. Ervine                                             67        1987
VSE Chairman of the Board and Chief Executive Officer since
1992. Also appointed President and Chief Operating Officer in March 2002.

Bonnie K. Wachtel                                            48        1991
Vice President and General Counsel, Wachtel & Co., Inc.,
Brokers and Underwriters (for more than the past five years). Also a director of Integral Systems Inc. and Information Analysis Inc.

Calvin S. Koonce                                             66        1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

Jimmy D. Ross                                                67        1994
General, U.S. Army (Ret.), formerly Commanding General,
U.S. Army Materiel Command. General Ross is a senior logistics consultant for, and from 2000 to 2003 was an executive officer of, Cypress International, Inc., a defense business development consulting firm. From 1994 to 1998 he served as Senior Vice President and in 1999 as Chief
Operating Officer of the American Red Cross.

Robert J. Kelly                                              66        1996
Admiral, U.S. Navy (Ret.), formerly Commander in Chief,
U.S. Pacific Fleet. Admiral Kelly has served as Chairman of the Board of Energetics Incorporated, a VSE subsidiary
("Energetics"), since August 1995, and as President of Energetics since March 1999.

Clifford M. Kendall                                          72        2001
Private Investor. Mr. Kendall is Chairman of the Board of
Regents of the University System of Maryland and a director of Washington Real Estate Investment Trust. Mr. Kendall was one of the founders of Computer Data Systems, Inc. in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997.

James F. Lafond                                              61        2003
Retired executive and certified public accountant. From 1998 to 2002, Mr. Lafond was Washington Area Managing Partner,
Pricewaterhouse-Coopers LLP. He previously served in various leadership positions at Coopers & Lybrand (1964 to 1998).
He is a director of WGL Holdings, Inc., and was from October 24, 2002, to March 31, 2004, a director of IWT
Tesoro Corporation.

Board of Directors, Committees and Corporate Governance

There are currently eight members of our Board. With the exception of Mr. Ervine, who serves as VSE's Chairman, President, Chief Executive Officer and Chief Operating Officer, and Admiral Kelly, all of our current directors are "independent" as defined by the applicable rule of The NASDAQ Stock Market, Inc. ("NASDAQ"). The independent directors regularly have the opportunity to meet without Mr. Ervine and Admiral Kelly in attendance. During the last fiscal year, there were six regular Board meetings and one special Board meeting, and no director attended (during the period which he or she was a director) less than 75% of the aggregate of (a) the total number of Board meetings (in person or by telephone) and (b) meetings of Board committees on which he or she served (during the period that he or she served). VSE does not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and VSE tries to ensure that at least one independent director is present at the annual stockholder meetings and available to answer any stockholder questions. At last year's annual stockholders meeting five directors, including three independent directors, were present.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance Committee and a Planning Committee. The current charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are available on VSE's Internet site, www.vsecorp.com.

     Audit Committee. The primary purpose of the Audit Committee is to oversee VSE's accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors. A copy of the Audit Committee's charter, which specifies the other responsibilities and powers of the committee, is attached as Appendix A to this Proxy Statement.

     During the past fiscal year, the Audit Committee was composed of Mr. Lafond (Chairman and a member since October 27, 2003), Mr. Kendall, Mr. Koonce, General Ross and Ms. Wachtel. Effective as of the Meeting, the Audit Committee will be composed of Mr. Lafond (Chairman), Mr. Kendall and Ms. Wachtel. All of the Audit Committee members during the past fiscal year, and all of the members who will be appointed for the current fiscal year, are independent in accordance with applicable rules of the SEC and NASDAQ. Mr. Koonce, however, by virtue of his beneficial ownership of VSE Stock is considered an "affiliated person" of VSE and is not considered an independent member of the Audit Committee within the meaning of Exchange Act Section 10A-3(b)(1)(ii). Effective as of the Meeting, Mr. Koonce will no longer be an Audit Committee member. Each member is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. The Board has determined that Mr. Lafond is an "audit committee financial expert" as defined in Exchange Act Regulation S-K Item 401(h). During 2003, the Audit Committee met four times.

     Compensation Committee. The primary purpose of the Compensation Committee is to recommend to the Board the compensation to be paid to the Company's Chief Executive Officer and review the salaries and bonuses of VSE's other officers. The committee also administers the Company's stock option plans and meets either independently or in conjunction with the full Board to grant options to eligible individuals in accordance with the respective plans. Awards, however, of discretionary stock option grants approved by the Compensation Committee are subject to ratification by the Board. During the past fiscal year, the Compensation Committee was composed of General Ross (Chairman), Mr. Kendall, Mr. Koonce and Ms. Wachtel, and effective as of the Meeting the Compensation Committee will be composed of General Ross (Chairman), Mr. Kendall and Mr. Koonce. Each of the committee members is independent in accordance with applicable NASDAQ rules. During the last fiscal year, the Compensation Committee met three times.

     Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. During the past fiscal year the Committee was composed of Admiral Kelly and Mr. Osnos. Effective as of the Meeting, the Committee will be composed of Mr. Kendall (Chairman), Mr. Lafond, Mr. Osnos, Mr. Koonce, General Ross and Ms. Wachtel, all of whom are independent in accordance with applicable NASDAQ rules. During 2003, the Committee met four times.

     Finance Committee. The Finance Committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements. The Committee is composed of Mr. Osnos (Chairman), Mr. Ervine, Mr. Koonce and Ms. Wachtel. The Finance Committee met once during 2003.

     Planning Committee. The Planning Committee is primarily concerned with making recommendations to the Board with respect to business development opportunities, including acquisitions. The Committee is composed of Mr. Ervine (Chairman), Admiral Kelly, Mr. Koonce and General Ross and effective as of the Meeting will be composed of such members and Mr. Lafond and Ms. Wachtel. The Planning Committee met once during 2003.

     Director Nominations and Qualifications. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE no later than 90 days before the date in the current year which corresponds to the date on which the meeting was held during the immediate prior year. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that such stockholder is a beneficial owner of VSE Stock, the name of candidate being proposed for nomination, and the candidate's biographical data and qualifications.

     The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria discussed below.

     Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such Committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Committee has not in the past retained any third party to assist in identifying nominees for Board membership.

Lead Independent Director

The Board has established the position of Lead Independent Director, effective as of the Meeting. The Lead Independent Director will assist the Chairman and the other Board members in assuring effective corporate governance. Mr. Kendall, who effective as of the Meeting will also serve as Chairman of the Nominating and Corporate Governance Committee, was appointed to serve as the Lead Independent Director.

Communications with the Board

     Individuals may communicate with the Board by submitting an e-mail to VSE's Board at board@vsecorp.com. All directors have access to this e-mail address. Communications that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Chair of the Nominating and Corporate Governance Committee. Communication to the Board by mail can be addressed to The Board of Directors or a particular Board member
c/o VSE Corporation, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

Code of Business Conduct and Ethics

     The Board has adopted a Code of Business Ethics and Conduct that applies to all of its directors, officers, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE's Internet website www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 10 of Exchange Act Form 8-K regarding any waiver or amendment of the Code with respect to VSE's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE's Internet website.

Compensation of Directors

     During 2003 each non-employee director was compensated at an annual rate of $17,200, prorated in the event of a partial year of service. Directors who are VSE employees receive no additional compensation for service as a director. In addition, no compensation is paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2003. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

     Each non-employee director, including each of the non-employee directors named in the foregoing table, is granted, as of January 1 each year, a nondiscretionary five-year option to purchase up to 750 shares of VSE Stock (750 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to the VSE Corporation 1998 Stock Option Plan). Each option is vested 25% on the date of the grant and on each of the first three successive anniversary dates of the date of grant (100% vested after three years). The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is awarded. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

     Pursuant to the VSE Corporation 1998 Non-employee Directors Stock Plan (the "Directors Stock Plan"), each non-employee director has the ability to elect that payment of all or a portion of his or her annual compensation for service as a VSE director ($17,200 per year) be paid in VSE Stock at fair market value determined in accordance with the Directors Stock Plan. For 2003 each of Mr. Kendall, Mr. Koonce, Mr. Lafond, General Ross, and Ms. Wachtel elected to have 60% of his or her annual compensation paid in VSE Stock.

Increase in Compensation of Directors

     Effective January 1, 2004, each non-employee director is compensated at an annual rate of $20,000, and the Chairman of the Audit Committee is additionally compensated at an annual rate of $5,000, with payment of all such fees prorated in the event of a partial year of service. Also, if the stockholders approve the VSE Corporation 2004 Stock Option Plan at the Meeting, each non-employee director (currently Messrs. Kendall, Koonce, Lafond and Osnos, General Ross, and Ms. Wachtel), will be granted, as of January 1 each year commencing with January 1, 2005, a nondiscretionary five-year option to purchase up to 1,000 shares of VSE Stock (1,000 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to either or both of the VSE Corporation 1998 and 2004 Stock Option Plans). Each option will vest 25% on the date of the grant and on each of the first three successive anniversary dates of the date of grant (100% vested after three years). The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is granted. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

Certain Relationships and Related Transactions

     Pursuant to an agreement dated as of October 21, 1998, Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary of $270,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2005, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its Compensation Committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his annual base salary then in effect. The agreement includes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. If a change of control of VSE, as defined, occurs, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect.

     Pursuant to an agreement dated as of January 15, 1999, Admiral Robert J. Kelly, U.S. Navy (Ret.), serves as President and Chief Operating Officer of Energetics Incorporated ("Energetics"), a wholly owned subsidiary of VSE. Admiral Kelly is employed for a term ending on January 1, 2005, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Admiral Kelly or VSE at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Admiral Kelly's agreement are substantially similar to those of Mr. Ervine's 1998 agreement, including change of control rights, except that Admiral Kelly is employed at a minimum base salary of $166,000 per annum, and will be nominated as a director of VSE and of Energetics during the term of the agreement.

     Pursuant to separate agreements entered into in December 1997 and expiring on January 1, 2005, subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term, Mr. Knowlton and Mr. Weber each have agreements with VSE to continue to serve in the executive officer's current or in a comparable capacity. The terms and conditions in the executive officer agreements are similar to those of Mr. Ervine's 1998 agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his annual base salary then in effect.

     Pursuant to an agreement dated as of March 10, 2004, Thomas G. Dacus serves as Senior Vice President and Director of the VSE Federal Group. Mr. Dacus is employed for a term ending on December 31, 2006, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Mr. Dacus or VSE at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Mr. Dacus's agreement are substantially similar to those of Mr. Ervine's 1998 agreement except that (a) Mr. Dacus is employed at a minimum base salary of $150,280 per annum, (b) he will be assigned only the duties of the type, nature, and dignity normally assigned to Group Directors, (c) in the event of termination without cause, he will receive a lump sum severance compensation payment equal to one times his annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, he may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to one times his annual base salary then in effect.

     There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

     The law firm of Arent Fox PLLC, of which Mr. Osnos is of counsel, has represented and is expected to continue to represent VSE on various legal matters.

     VSE and the trustees of its employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions in VSE Stock occurred with Wachtel & Co., Inc. or Koonce Securities, Inc. in 2003.

     The Board recommends a vote FOR the proposal to elect each of the eight persons nominated to serve as a director of VSE for the ensuing year, as discussed above, and your proxy will be so voted unless you specify otherwise.

                                Item No. 2
                                ----------
         APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Based on the recommendation of its Audit Committee, the Board has appointed the firm of Ernst & Young LLP to be VSE's independent certified public accountants for the year ending December 31, 2004, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request stockholders' approval of this appointment. The ratification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment.

     In 2003 and 2002 Ernst & Young LLP services included an examination of VSE's consolidated financial statements and the financial statements of certain subsidiaries and benefit plans and reviews of the consolidated financial statements included in VSE Form 10-Qs filed with the SEC for each of the quarters ended March 31, June 30, and September 30.

     Ernst & Young LLP billed VSE for professional services rendered for the years ended December 31, 2003 and December 31, 2002, as follows:


                                              2003         2002
                                              ----         ----
     Audit fees  . . . . . . . . . . . . . $151,500 (1) $118,000 (1)
     Audit related fees  . . . . . . . . . $ 15,493 (2) $ 15,000 (2)
     Tax fees and all other fees . . . . . $  -0-       $  -0-
     _______________

     (1) Includes fees for reviews of quarterly consolidated financial statements included in VSE Form 10-Qs filed with the SEC.
     (2)  Includes employee benefit plan audit.

     The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to their engagement with respect to such services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE's independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE's most recent completed fiscal year, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

     A representative of Ernst & Young LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

     The Board recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP to serve as VSE's independent certified public accountants for the fiscal year ending December 31, 2004, and your proxy will be so voted unless you specify otherwise.

     On May 15, 2002, as recommended by the Audit Committee and approved by the Board, VSE terminated Arthur Andersen LLP ("AA") as its independent auditor, as noted in a Form 8-K filed with the SEC. Then VSE, as approved by its Board, retained Ernst & Young LLP to serve as VSE's independent public accountants for the fiscal year ending December 31, 2002. AA's reports on VSE's consolidated financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000, and the interim period between December 31, 2001 and the May 17, 2002 filing date of the above-mentioned Form 8-K, there were no disagreements between VSE and AA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to AA's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Exchange Act Regulation S-K, Item 304(a)(1)(v). During the years ended December 31, 2001 and 2000, and the interim period between December 31, 2001 and May 17, 2002, neither VSE nor anyone acting on its behalf consulted Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Exchange Act Regulation S-K, Items 304(a)(2)(i) and (ii). Pursuant to Exchange Act Regulation S-K,
Item 304(a)(3), VSE requested that AA furnish VSE with a letter addressed to the SEC stating whether or not AA agreed with the above referenced statements. AA submitted a letter dated May 17, 2002 to the SEC stating that it agreed with VSE's above-referenced statements.


                           Item No. 3
                           ----------
             VSE CORPORATION 2004 STOCK OPTION PLAN

     The stockholders are asked to consider and vote on a proposal to approve the adoption of the VSE Corporation 2004 Stock Option Plan (the "2004 Plan"), which was adopted by the Board on October 7, 2003. Approval of the 2004 Plan will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the 2004 Plan. The following summary of the 2004 Plan is qualified in its entirety by reference to the complete text of the 2004 Plan which is set forth as Appendix B to this Proxy Statement and is incorporated herein.

     The purpose of the 2004 Plan is to make awards to non-employee directors, executive officers, and key employees of VSE and its subsidiaries, and thereby to further VSE's growth by providing long-term incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that adoption of the 2004 Plan will be of material assistance in recruiting, motivating, and retaining key personnel.

     Currently VSE has six non-employee directors, six executive officers, 10 other officers and approximately 25 other key employees.

     Prior to 1996 VSE did not have a stock option plan. In 1996 the stockholders approved the VSE Corporation 1996 Stock Option Plan (the "1996 Plan"), and in 1998 the stockholders approved the VSE Corporation 1998 Stock Option Plan. In 2002 the stockholders approved an amendment to the VSE 1998 Stock Option Plan to increase the number of shares issuable thereunder by 75,500 shares, as amended (the "1998 Plan"). The 1996 Plan and the 1998 Plan provided for the grant of options covering up to 272,698 shares of Stock and for 419,250 shares of Stock, respectively. The 1996 Plan and all of the options granted thereunder expired as of December 31, 2002, and no options are outstanding or may be granted under the 1996 Plan. As of March 16, 2004, grants outstanding under the 1998 Plan covered a total of 273,250 shares of Stock, representing about 12.3% of the currently outstanding Stock. As of March 16, 2004, the 1998 Plan had about 1,500 non-discretionary shares and 6,000 discretionary shares available for stock option grants.

     Options under the 1998 Plan are not intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). (See "Federal Income Tax Consequences" below). The 1998 Plan will terminate on the earlier of December 3, 2007, or the date on which all options under the 1998 Plan have been exercised or terminated. As of January 1, 2004, grants covering approximately 411,750 shares or all but about 7,500 shares of the shares available for grants under the 1998 Plan had been made. Accordingly, the Compensation Committee has recommended, and the Board has adopted, subject to stockholder approval, the 2004 Plan for future grants of options to purchase Stock.

     Under the 2004 Plan, an aggregate of up to 350,000 shares of Stock (representing about 15.8% of the currently outstanding Stock) may be purchased pursuant to the grant of options. Under the 2004 Plan, 30,000 shares will be available for grants to non-employee directors of VSE, and 320,000 shares will be available for grants to executive officers and key employees. In no event shall a grant to an executive officer or key employee be made under the 2004 Plan, if the total Stock underlying unexercised outstanding options granted under the 2004 Plan and under the 1998 Plan either exceeds 15% of the total outstanding Stock or would exceed 15% of the total outstanding Stock if such grant was made.

     Options under the 2004 Plan are not intended to qualify as "incentive stock options" under Code Section 422. (See "Federal Income Tax Consequences" below.) The 2004 Plan will terminate on the earlier of May 8, 2014, or the date on which all options under the 2004 Plan have been exercised or terminated.

     Under the 2004 Plan, each non-employee director will receive as of January 1 of each year (commencing with January 1, 2005) a nondiscretionary option covering 1,000 shares of VSE Stock (1,000 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to either or both of the 1998 Plan and the 2004 Plan). Each option is vested 25% on the date of the grant and on each of the first three successive anniversary dates after the date of grant. The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is awarded. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

     The Board is authorized, subject to the provisions of the 2004 Plan, to construe and interpret the 2004 Plan, and to make all determinations necessary or advisable for the administration of the 2004 Plan. The Board may designate persons other than Board members to carry out its responsibilities under the 2004 Plan, under such conditions and limitations as it may prescribe, except that the Board may not delegate its authority with respect to the grant of options under the 2004 Plan. The portion of the 2004 Plan which relates to the grant of options will be administered by the Board, provided that a majority of the Board and a majority of the members acting on the matter are non-employee directors. Alternatively, if the Board shall not satisfy the foregoing provisions, or if the Board shall otherwise so specify, the portion of the 2004 Plan which relates to the grant of options shall be administered by a committee of at least three directors, all of whom must be non-employee directors. In administering the 2004 Plan, the Board may (but is not required to) consider the recommendations of its Compensation Committee.

     Under the 2004 Plan, the option price per share shall not be less than the fair market value of the Stock as of the date each option is granted. The fair market value of the Stock, as defined in the 2004 Plan, means on any given date the closing price of the Stock as reported on NASDAQ for the date in question. If no sales of Stock were made on NASDAQ on that date, the closing price as reported on NASDAQ for the preceding day on which sales of Stock were made on NASDAQ will be substituted. The closing price of the Stock on March 11, 2004, was $17.77 per share, as reported by NASDAQ.

     Options will be exercisable over the exercise period specified by the Board, but in no event will such period exceed five years from the date of grant. Options will terminate three months following voluntary termination of employment. If the participant dies while an employee, vested options may be exercised within one year after the participant's death (but not after the option termination date). If the participant retires, vested options may be exercised within three years after the retirement date (but not after the option termination date). If the participant's employment is terminated for disability or without cause (as defined) by VSE, vested options may be exercised within one year after termination (but not after the option termination date). Also, if a participant's employment is terminated for cause (as defined in the 2004 Plan), all of his or her options will terminate on the date of such termination for cause.

     If any stock option is being exercised, such exercise shall be accompanied by payment in full of the purchase price by cash or check or in other form acceptable to the Board, including Stock or partly in cash or check and partly in Stock, except that the Board may, from time to time, impose limits and conditions on the use of Stock for payment.

     Each option granted under the 2004 Plan will vest 25% on the date of the grant and on each of the first three successive anniversary dates of the date of the grant. If a "change-of-control" of VSE (as defined in the 2004 Plan) occurs, all options granted under the 2004 Plan which have not terminated and are held by participants will become immediately vested and may be exercised without regard to any vesting period.

     Subject to stockholder approval of the 2004 Plan, it is anticipated that no grants will be made under the 2004 Plan until January 1, 2005. Under the 2004 Plan, however, grants may be made at any time after the stockholders approve the 2004 Plan.

Federal Income Tax Consequences

     The following is a brief summary of certain federal income tax consequences relating to options granted under the 2004 Plan. The summary does not purport to be complete, is solely for general information and does not make specific representations to any participant. The tax treatment under foreign, state or local law is not covered in this summary. In addition, tax laws are subject to change at any time. Therefore, each participant is urged to consult with his or her own tax adviser regarding federal, state, local and foreign tax consequences relating to participation in the 2004 Plan.

     The grant of stock options will have no immediate tax consequences to VSE or the optionee. If Stock received on the exercise of an option is not subject to a substantial risk of forfeiture, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price. It is not contemplated that VSE will, upon the exercise of an option, issue or deliver Stock that is subject to a substantial risk of forfeiture.

     Stock received on the exercise of an option will be treated as subject to a substantial risk of forfeiture for up to a six-month period if the sale of the shares at a profit during such six months could subject the optionee to suit under Exchange Act Section 16(b) ("Section 16(b)"). Under these circumstances, however, the optionee has a right to elect, within a 30-day period from the date of exercise of the option, to include in his or her taxable income for the taxable year of exercise an amount equal to the excess of the fair market value of such shares at the time of the exercise over the exercise price. If the optionee does not make the preceding election, the optionee will recognize ordinary income upon the expiration of the above-referenced six-month period. The amount of such income will be equal to the excess of the fair market value of the shares at that time over the exercise price, and the holding period for determining whether any capital gain or loss on the subsequent sale or exchange of the shares is long-term or short-term capital gain or loss will commence at that time.

     Where ordinary income is recognized by an optionee as described above in connection with shares received on the exercise of an option, VSE will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided appropriate tax withholding procedures are implemented or VSE otherwise establishes that the optionee has reported the income on his or her tax return. The 2004 Plan requires the employee to pay or make arrangements acceptable to the Board regarding withholding taxes due upon exercise of an option. With the Board's approval, the optionee may make such payments in whole or in part by surrendering Stock.

Section 16

     Approval of the 2004 Plan by the stockholders will exempt the acquisition pursuant to the 2004 Plan of a stock option by a VSE director or officer from the provisions of Section 16(b). Section 16(b) provides, among other things, that a director or officer who, within a six-month period, purchases and sells (or sells and purchases) the stock of a corporation which employs him or her is liable to the corporation for the difference between the purchase price and the sale price. Exchange Act Rule 16b-3 provides that the acquisition of a stock option by a director or officer of a corporation pursuant to a stock option plan which meets certain requirements (one of which is stockholder approval of the plan) is not subject to Section 16(b).

New Plan Benefits

     As discussed above, under the 2004 Plan, each non-employee director will receive nondiscretionary options covering 1,000 shares of Stock on January 1 of each year, commencing as of January 1, 2005. VSE has not made any determination regarding the executive officers and key employees eligible to receive discretionary options under the 2004 Plan, or the size or term of such awards. The following table sets forth certain information regarding awards made under the 1998 Plan during the fiscal year ended December 31, 2003.

                                                              Number of
                                                              Securities
                                                              Underlying
                                                               Options
                Name and Position                              Granted
--------------------------------------------------------------------------

Donald M. Ervine, Chairman of the Board, President,
Chief Executive Officer and Chief Operating Officer            12,000

Thomas G. Dacus, Senior Vice President and Director,
Federal Group                                                   9,000

James M. Knowlton, Executive Vice President and
Director, International Group                                   9,000

Thomas R. Loftus, Senior Vice President and Chief
Financial Officer                                               7,000

Craig S. Weber, Executive Vice President, Chief
Administrative Officer and Secretary                            7,000

Executive Group (composed of six persons)                      44,000

Non-Executive Director Group (six non-employee
directors)                                                      4,500

Non-Executive Officer Employee Group (eight persons)           17,000


     The Board recommends a vote FOR the proposal to adopt the 2004 Plan, and your proxy will be so voted unless you specify otherwise.

                           Item No. 4
                           ----------
     VSE CORPORATION 2004 NON-EMPLOYEE DIRECTORS STOCK PLAN

     The stockholders are asked to consider and vote on a proposal to approve the adoption of the VSE Corporation 2004 Non-employee Directors Stock Plan (the "Directors Stock Plan") to replace the 1998 Directors Stock Plan which expired on December 31, 2003. The Board believes it is desirable that individuals who serve as directors, but who are not employees, of VSE ("non-employee directors") have a financial interest in VSE's performance. In this regard, the Board had previously adopted the 1996 and 1998 Stock Option Plans described above (see discussion contained in "Item No. 3" above). The Board believes that, based on VSE's current stage of progress, the non-employee directors should be encouraged to have a greater portion of their compensation from VSE subject to its financial performance. As a result, on October 7, 2003, the Board adopted the Directors Stock Plan, subject to approval of the stockholders.

     Effective January 1, 2004, each non-employee director is compensated at an annual rate of $20,000, and the Chairman of the Audit Committee is additionally compensated at an annual rate of $5,000, with payment of all such fees prorated in the event of a partial year of service. If, however, the Directors Stock Plan is approved by the stockholders, each non-employee director will be permitted to elect to receive all or a portion of his or her annual compensation in VSE Stock.

     The following summary of the Directors Stock Plan is qualified in its entirety by reference to the complete text of Directors Stock Plan which is attached to this Proxy Statement as Appendix C and is hereby incorporated by reference.

     Administration. The Directors Stock Plan is to be administered by the Board. The Board, however, will only have the authority to determine terms and conditions of the VSE Stock issuances to non-employee directors under the Directors Stock Plan to the extent such terms and conditions are not otherwise stated in the Directors Stock Plan.

     Effective Date. If it is approved by the stockholders, the Directors Stock Plan shall become effective as of January 1, 2004.

     Eligibility. All non-employee directors will be eligible to participate in the Directors Stock Plan.

     Stock Subject to Directors Stock Plan. The aggregate amount of Stock subject to the Directors Stock Plan will not exceed 50,000 shares. If any change is made to the VSE Stock subject to the Directors Stock Plan, whether by reason of recapitalization, stock split or reverse, combination or exchange of shares, or other capital change affecting the VSE Stock, the Board is authorized to make appropriate adjustments to the maximum number of shares subject to the Directors Stock Plan.

     Section 16(b). Stockholder approval of the Directors Stock Plan will exempt the acquisition of shares pursuant to the Directors Stock Plan by a VSE non-employee director from the provisions of Section 16(b). Section 16(b) provides, among other things, that a director who, within a six-month period, purchases and sells (or sells and purchases) the stock of a corporation which employs him or her is liable to the corporation for the difference between the purchase price and the sale price.

     Amendments and Termination. The Board may from time to time alter, amend, suspend, or discontinue the Directors Stock Plan. Unless terminated earlier by the Board, the Directors Stock Plan will terminate on December 31, 2013.

     Federal Income Tax Consequences. The following is a brief summary of certain federal income tax consequences relating to Stock issued under the Directors Stock Plan. The summary does not purport to be complete, is solely for general information and does not make any specific representations to any participant. The tax treatment under foreign, state or local law is not covered in this summary. In addition, tax laws are subject to change at any time. Therefore, each participant is urged to consult with his or her own tax adviser for counseling regarding federal, state, local and foreign tax consequences relating to participation in the Directors Stock Plan.

     Under the current provisions of the Code, a non-employee director will realize taxable compensation equal to the value of any cash received plus the value of the Stock delivered in payment of his or her annual retainer. The tax basis for such Stock will equal the number of the shares received multiplied by the fair market value of the Stock on the date of the allocation. If such Stock is subsequently sold, the non-employee director will realize a capital gain (or loss) equal to an amount which the proceeds of the sale exceed (or are less than) the basis for such Stock. The following table sets forth certain information regarding the number of shares of Stock received under the 1998 Directors Stock Plan for services rendered during the fiscal year ended December 31, 2003.

                                                              Number of
                                                              Securities
                Name and Position                              Received
--------------------------------------------------------------------------

Donald M. Ervine, Chairman of the Board, President,
Chief Executive Officer and Chief Operating Officer               0

Thomas G. Dacus, Senior Vice President and Director,
Federal Group                                                     0

James M. Knowlton, Executive Vice President and
Director, International Group                                     0

Thomas R. Loftus, Senior Vice President and Chief
Financial Officer                                                 0

Craig S. Weber, Executive Vice President, Chief
Administrative Officer and Secretary                              0

Executive Group (composed of six persons)                         0

Non-Executive Director Group (six non-employee
directors)                                                      3,501

Non-Executive Officer Employee Group (eight persons)              0


     VSE will generally be entitled to a tax deduction in the amount of the taxable compensation realized by the non-employee director.

     The Board recommends a vote FOR the proposal to adopt the Directors Stock Plan, and your proxy will be so voted unless you specify otherwise.

              EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information about VSE Stock that may be issued upon exercise of options, warrants and rights under the 1998 Plan
(being VSE's only equity compensation plan as of December 31, 2003).
Plan Category       Number of Shares to    Weighted Average     Number of Shares
                      be Issued upon       Exercise Price of       Remaining
                        Exercise of       Outstanding Options    Available for
                    Outstanding Options           (b)           Future Issuance
                          (a) (1)                                Under Equity
                                                                 Compensation
                                                                Plans(excluding
                                                              shares reflected in
                                                              column (a)) (c) (2)
---------------------------------------------------------------------------------
Equity                   277,000                $9.17               7,500
compensation
plans approved
by stockholders
---------------------------------------------------------------------------------
Equity                       750                $6.50                -0-
compensation
plan not
approved by
stockholders
---------------------------------------------------------------------------------
Total                    277,750                $9.16               7,500
---------------------------------------------------------------------------------

(1)  Includes options covering 65,500 shares of VSE Stock granted as of January
     1, 2004.

(2)  Excludes 310,448 shares of outstanding VSE Stock held by the VSE
     Corporation Employee ESOP/401(k) Plan, which shares may be transferred to Plan participants on retirement or termination of VSE employment or pursuant to ESOP diversification.

                     AUDIT COMMITTEE REPORT

     The Audit Committee (the "Committee") is composed of five non-employee directors (Messrs. Lafond, Kendall and Koonce, and General Ross and
Ms. Wachtel), each of whom is considered an "independent" director for the purposes of the applicable rules of NASDAQ and the SEC. Mr. Koonce, however, by virtue of his beneficial ownership of VSE Stock is considered an "affiliated person" of VSE and is not considered an independent member of the Audit Committee within the meaning of Exchange Act Section 10A-3(b)(1)(ii). Effective as of the Meeting, Mr. Koonce will no longer be a Committee member. The Committee's responsibilities are set forth in its charter, which is set forth as Appendix A to this Proxy Statement. The Board and the Committee believe that the Committee members are and were at the time of the actions described in this report "independent" directors as independence is defined by NASDAQ Rule 4200(a)(15).

     The Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended December 31, 2003, and has discussed with VSE's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing reviews and discussions, the Committee recommended to the Board that the above referenced consolidated financial statements be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

     Audit Committee:    James F. Lafond (Chairman), Clifford M. Kendall,
                         Calvin S. Koonce, Jimmy D. Ross, and Bonnie K. Wachtel

                 COMPENSATION COMMITTEE REPORT

     The Board has established a Compensation Committee (the "Committee") to
(a) review corporate compensation policies, including incentive compensation,
(b) recommend to the Board for its determination the compensation of the Chief Executive Officer (the "CEO"), and (c) review the compensation of other executive officers and employees. The Committee is composed entirely of non-employee directors (see "Board of Directors, Committees and Corporate Governance" above).

Compensation Philosophy

     VSE's overall compensation philosophy is based on aligning executive compensation with industry standards and with financial performance objectives established by the Board. Under the Committee's supervision, VSE has established compensation policies designed to attract and retain qualified executives and to link total compensation to corporate goals. The key elements of VSE executive compensation are base salary, a performance bonus incentive plan, and a long-term incentive plan.

Base Salary

     The base salaries for executive officers and other corporate officers are established primarily on the basis of comparability to the range of compensation paid by companies of similar size and industry, as determined by commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (formerly SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a competitive salary for executive officers with performance incentives as indicated by such surveys.

Performance Bonus

     During 2002 and 2001, VSE's performance bonus plan was based on achieving corporate and business unit goals, weighted approximately as follows: 20% on achieving corporate revenue and profit targets and 80% on achieving specified performance objectives within the business unit, such as revenue and profit targets, proposals submitted and won, new business development, and budget, cost, and total quality management.

     During 2003 the Committee approved a revised performance bonus plan based on achieving financial results in excess of certain financial thresholds or goals specified at the beginning of the year. Such goals consist principally of revenue goals and pretax income for operating units, pretax income for staff support personnel, and return on equity for corporate executives. Annual bonus amounts are paid in February after establishing the financial results for the prior calendar year.

     For 2003 aggregate performance bonuses of about $778,000 were earned and paid to employees under the performance bonus plan, including about $73,000 paid to executives under the plan.

     VSE's wholly owned subsidiary Energetics Incorporated ("Energetics") maintains a performance bonus plan for its employees, including Admiral Kelly. Amounts contributed to the plan are determined by Energetics based on its ability to utilize direct labor, contain costs, maintain competitive burden rates, and achieve pretax profitability. Bonus amounts accrued are distributed on the basis of individual and group contribution to meeting corporate goals for revenue, profit, marketing, and new and repeat business. Annual bonus amounts are paid in February after establishing the financial results for the prior calendar year. Admiral Kelly's bonus under the plan is approved by the Energetics Board of Directors.

Long-term Compensation

     During 1998 the Board recommended and the stockholders approved the adoption of the VSE Corporation 1998 Stock Option Plan (the "1998 Plan"), which replaced a substantially similar 1996 Plan. Under the 1998 Plan (as amended in 2003), an aggregate of 419,250 shares of VSE Stock may be purchased pursuant to the grant of options.

     The purpose of the 1998 Plan is to provide non-employee directors, executive officers, and key personnel with long-term performance incentives and an identity of interests with the stockholders. VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that the Plans have been of material assistance in recruiting, motivating, and retaining key personnel.

     Discretionary stock options granted under the 1998 Plan are approved by the Committee after considering recommendations submitted by management based on the perceived long-term contribution of key personnel. The Committee independently determines the number of stock options to be awarded to the Chairman and CEO and to the President and COO. Awards of discretionary stock option grants approved by the Committee are subject to ratification by the Board.

     In 2003 the Board adopted the VSE Corporation 2004 Stock Option Plan to replace the 1998 Plan, subject to stockholder approval. See "Item No. 3. VSE Corporation 2004 Stock Option Plan" above for a discussion of VSE stock option plans.

All Other Compensation

     All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by employer contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. The employer 401(k) contribution is equal to 50% of the first 6% (5% in 2001) of employee pay deferred into the employee's 401(k) account. Amounts contributed to the VSE ESOP/401(k) plan on behalf of the named executive officers are included in the "Summary Compensation Table."

     VSE has a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all VSE officers. The DSC Plan provides, at the Board's discretion, for an annual contribution not to exceed 12% of VSE's consolidated net income for the year. Each officer's allocation from the annual contribution bears the same percentage to the annual contribution as that officer's salary bears to total annual officer salaries. Pursuant to the DSC Plan, an annual contribution of approximately $40,000 was authorized for 2003. Benefits under the DSC Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the DSC Plan on behalf of the named executive officers are included in the Summary Compensation Table.

     Energetics maintains a profit sharing plan (the Energetics Incorporated Profit Sharing Plan and Trust) for its employees, including Admiral Kelly. All Energetics employees who have completed two years of service are members of the profit sharing plan. At the discretion of its Board of Directors, Energetics makes contributions to the plan approximately equal to 10% of eligible employee compensation. Eligible employee compensation under the plan is capped at $200,000 per year.

Chief Executive Officer Compensation

     During 2003, 2002, and 2001, VSE's Chairman and Chief Executive Officer ("CEO") (Mr. Ervine) was compensated in accordance with an employment agreement negotiated and approved by the Committee in 1999. The agreement with Mr. Ervine extends through January 1, 2005, and is subject thereafter to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term. The agreement provides for a minimum base salary, with other terms and conditions substantially similar to a predecessor January 1, 1996, employment agreement (see "Certain Relationships and Related Transactions" above for a description of the current employment agreement). On February 15, 2002, Mr Ervine assumed additional duties as VSE President and Chief Operating Officer. During 2003 Mr. Ervine was paid a base salary of $264,000 and served as VSE Chairman, CEO, President and Chief Operating Officer. The Committee approved an increase in Mr. Ervine's base salary to $270,000 in February 2004.

     The CEO's performance bonus for 2003 was determined on the basis of achieving significantly improved financial results in 2003 as compared to 2002, including increases in net income ($2.0 million versus $652 thousand) and return on equity (11.9% versus 4.0%). For 2002 VSE net income and return on equity declined compared to 2001, and the Committee did not recommend a bonus for 2002. During 2001 the CEO's performance bonus was determined by the Committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term stockholder goals. The first three factors were measured based on interim consolidated financial statements or management reports which were subject to adjustment based on annual audited financial statements. The last two factors were subjective measures evaluated by the Committee in executive session.

     Pursuant to the 1998 Plan the Committee recommended that the CEO be awarded a discretionary stock option covering 12,000 shares of VSE Stock, effective January 1, 2004.

     Compensation Committee:  Jimmy D. Ross (Chairman), Clifford M. Kendall,
                              Calvin S. Koonce, and Bonnie K. Wachtel

Compensation Committee Interlocks and Insider Participation

     No executive officer of VSE serves or has served as a member of the Compensation Committee of another entity, one of whose executive officers serves on VSE's Compensation Committee. No executive officer of VSE serves or has served as a director of another entity, one of whose executive officers serves on VSE's Compensation Committee.

     Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management."

     VSE and the trustees of its employee benefit plans have in the past effected certain of their transactions in VSE Stock through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions in VSE Stock occurred with Wachtel & Co., Inc. or Koonce Securities, Inc. in 2003.

     Mr. Osnos is of counsel at the law firm of Arent Fox PLLC, which has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

Summary Compensation Table

     The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the Chief Executive Officer.
                                                        Long-term       All
                                            Annual     Compensation    Other
                                         Compensation     Awards    Compensation
                                        -------------- ------------ ------------
                                Fiscal  Salary    Bonus   Options
Name and Principal Position      Year     ($)      ($)      (#)        ($)(1)
---------------------------      ----   -------  -------   -------    -------
Thomas G. Dacus (2)              2003   150,200   60,000    9,000       7,253
  Senior Vice President and      2002   140,000    8,000    2,000       7,243
  Director, Federal Group        2001     5,689        0        0           0

Donald M. Ervine                 2003    264,000  35,000   12,000     105,739
  Chairman of the Board,         2002    254,000       0   12,000       5,174
  President and CEO/COO          2001    254,000  25,000   12,000      13,451

Robert J. Kelly                  2003    183,500  68,000        0      20,000
  President, Energetics Incor-   2002    178,200  68,000    5,000      20,000
  porated, and Director, Energy  2001    173,500  56,000        0      17,000
  and Environment Group

James M. Knowlton                2003    183,200  50,000    9,000       8,223
  Executive Vice President and   2002    170,000  20,000    6,000      11,349
  Director, International Group  2001    170,000  10,000    1,500       6,095

Craig S. Weber                   2003    156,800  20,800    7,000      17,264
  Executive Vice President,      2002    148,500       0    6,000       4,425
  Chief Administrative Officer,  2001    140,400  14,000    6,000       8,582
  and Secretary
_________________

(1) The column headed "All Other Compensation" includes (a) for executive officers other than Admiral Kelly, contributions made by VSE to two defined contribution employee benefit plans: the VSE Employee ESOP/401(k)
     Plan, which is generally available to all VSE employees, and the DSC Plan,
     (b) contributions made for Admiral Kelly to the Energetics Profit Sharing
     Plan and Trust (see descriptions of the VSE and Energetics plans under the subheading "All Other Compensation" in the "Compensation Committee
     Report"), and (c) in 2003 $95,197 paid to Mr. Ervine for cashed-in unused accrued vacation and $10,000 paid to Mr. Weber per VSE's employee spot bonus program.

(2) The amount reported for Mr. Dacus for 2001 represents salary for the period November 30, 2001, when he recommenced employment with VSE, through December 31, 2001. Mr. Dacus previously served as an officer of VSE from 1984 to 1991.


Option Grants in Last Fiscal Year

     The following table reports the options granted in fiscal year 2003 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                  Potential realizable value
                     ----------------Individual Grants----------   at assumed annual rates
                                                                    of stock appreciation
                                                                     for option term (1)
                     ----------------------------------------------------------------------
                     Number of    % of Total                      Hypothetical Hypothetical
                     Securities    Options                           value        value
                     Underlying   Granted to                      realized at  realized at
                       Options    Employees  Exercise               5% stock    10% stock
                       Granted    in Fiscal   Price   Expiration  appreciation appreciation
Name                      (2)        Year   ($/share)    Date         ($)           ($)
-------------------------------------------------------------------------------------------
Thomas G. Dacus           9,000     14.8%     12.82    12/31/08     31,877       70,440
Donald M. Ervine         12,000     19.7%     12.82    12/31/08     42,503       93,920
Robert J. Kelly               0     --        --          --        --           --
James M. Knowlton         9,000     14.8%     12.82    12/31/08     31,877       70,440
Craig S. Weber            7,000     11.5%     12.82    12/31/08     24,793       54,787


(1) The dollar amounts reported under the potential realizable value columns at assumed 5% and 10% annual rates of appreciation are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises depend on the future performance of VSE
     Stock. There is no assurance the amounts reflected in this table will be achieved. The assumed rates were compounded annually to the full five-year term of the options.

(2)  Non-qualified stock options which became 25% exercisable on award date
     (1/1/04) and on each of the first three anniversary dates thereafter, except in the event of a change in control of VSE, in which case such options become immediately exercisable.

Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-end
Option Values

     The following table reports the options exercised, exercisable, and unexercisable as of the end of VSE's fiscal year 2003 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                    Number of Securities         Value of Unexercised
                                                    Underlying Unexercised       In-the-Money Options
                                                     Options at 12/31/03          at 12/31/03 ($)(2)
                                                   -------------------------  --------------------------
                      Shares acquired  Value($)
Name                    on exercise   realized(1)  Exercisable Unexercisable  Exercisable Unexercisable
--------------------  --------------- -----------  ----------- -------------  ----------- --------------
Thomas G. Dacus           --             --             500         1,500        1,260       3,780
Donald M. Ervine          7,000          10,346      39,000        20,000      237,840      99,860
Robert J. Kelly           --             --           3,750         6,250       19,725      26,025
James M. Knowlton         6,000          10,080      19,750         7,750      117,053      35,013
Craig S. Weber            --             --          12,000         9,500       76,380      46,190
____________________

(1) Value realized is determined by subtracting the exercise price from the fair market value on the date the options were exercised and multiplying the resulting number by the underlying shares of Stock.

(2) Value realized is determined by subtracting the exercise price from the fair market value of the Stock as of December 31, 2003 ($13.25 a share) and multiplying the resulting number if positive by the underlying Stock.

Performance Graph

     Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the NASDAQ National Market System, and VSE's industry group is engineering and technical services (formerly SIC Code 8711). Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the NASDAQ National Market System (U.S. companies) ("NASDAQ Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").

                    Performance Graph Table

                  1998   1999   2000   2001   2002   2003
                  ----   ----   ----   ----   ----   ----
VSE Stock          100     68     50     69    102    127
Nasdaq Index       100    111    195    214    139    263
Industry Index     100    176    111     88     62     93


                        [insert graph]


 * Total return assumes reinvestment of dividends and assumes $100 invested on December 31, 1998, in VSE Stock, the NASDAQ Index, and the Industry Index.

                     STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at VSE's 2005 annual meeting of stockholders must have been received by VSE's Secretary at VSE's principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on Wednesday, February 3, 2005, to be considered for inclusion in VSE's proxy material relating to such meeting.

                         OTHER MATTERS

     VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

     Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.

By Order of the Board of Directors
C. S. Weber, Secretary